Exhibit 99.1
Holli Ladhani elected to Marathon Oil Corporation Board of Directors

HOUSTON, March 17, 2021 - Marathon Oil Corporation (NYSE:MRO) announced today that Holli C. Ladhani has been elected to the Company’s board of directors, effective March 31, 2021.

“We are pleased to welcome Holli to Marathon Oil’s board of directors,” said Chairman, President and CEO Lee Tillman. “We believe Holli’s leadership track record, strong financial background, and energy industry experience is a great complement to the skills of our board of directors. Her valuable insight and perspective will enhance our ability to execute on our strategy to deliver strong corporate returns and sustainable free cash flow.”

Holli will serve on the Corporation’s committees for Audit and Finance and Health, Environmental, Safety and Corporate Responsibility.

Ms. Ladhani served as President and CEO of Select Energy, a provider of end-to-end water management solutions for energy producers through January 2021. Prior to its merger with Select Energy, Ms. Ladhani served as Chairman, President and CEO of Rockwater Energy Solutions since February 2017 and CEO since June 2015. Ms. Ladhani held various positions at Rockwater since its formation in 2011, including Executive Vice President, Chemical Technologies and CFO. Prior to joining Rockwater, Ms. Ladhani served as Executive Vice President and CFO of Dynegy Inc. and held various other leadership positions within Dynegy. In addition, Ms. Ladhani also held positions of increasing responsibility at PricewaterhouseCoopers LLP. She holds a B.A. in Accounting from Baylor University and an M.B.A (Jones Scholar) from Rice University.

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